CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1 of Hydrogen Engine Center, Inc. and Subsidiaries of our report dated April 15, 2008, relating to the balance sheets of Hydrogen Engine Center, Inc. and Subsidiaries (a corporation in the development stage) as of December 31, 2007 and 2006, and the related statements of operations, stockholder’s equity (deficit) and comprehensive loss, and cash flows for the years then ended and the period from May 19, 2003 (inception date) to December 31, 2007, which appear in such Registration Statement. We also consent to the reference to us under the Heading "Experts" in such Registration Statement.

/s/ LWBJ, LLP__________
LWBJ, LLP
West Des Moines, Iowa
July 7, 2008